Exhibit 10-d

Confidential treatment has been requested for this document.  Redacted content has been indicated with [***].  The confidential portions that have been omitted have been filed separately with the Securities and Exchange Commission.

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT, (“Agreement”) dated as of May 5, 2003, is made and entered into between ADC Telecommunications, Inc., a Minnesota corporation (“EMPLOYER” or “ADC”) and DILIP SINGH, an individual resident of the state of Connecticut. (“EXECUTIVE”).

1.             Employment. EMPLOYER hereby employs EXECUTIVE, and EXECUTIVE accepts such employment and agrees to perform services for EMPLOYER or any affiliate of EMPLOYER (collectively, the “EMPLOYER Affiliates”), for the period and upon the other terms and conditions set forth in this Agreement.

2.             Term.  The term of this Agreement and EXECUTIVE’s employment hereunder (the “Term”) shall commence as of May 12, 2003 and extend for a continuous period ending on the last day of the month in which falls the two-year anniversary of the commencement of this Agreement, unless this Agreement and EXECUTIVE’s employment hereunder is terminated at an earlier date in accordance with Section 6 of this Agreement.  If EMPLOYER and EXECUTIVE mutually agree to extend EXECUTIVE’s employment beyond the Term, EXECUTIVE, to the extent permitted by law, shall then be an employee-at-will and, except as otherwise specifically provided herein, the terms and conditions of this Agreement shall no longer be in effect.

3.             Position and Duties.

3.01         Service with EMPLOYER.  EXECUTIVE agrees to serve as ADC Vice President — President Software Systems Business Unit (“SSB”), and to perform such duties, as EXECUTIVE’s then immediate supervisor shall assign to EXECUTIVE from time to time.  EXECUTIVE acknowledges and agrees that, from time to time, EXECUTIVE may be required to perform duties with respect to one or more EMPLOYER Affiliates.

3.02         Performance of Duties; Absence of Conflicts.  EXECUTIVE agrees to serve EMPLOYER faithfully and to the best of EXECUTIVE’s ability and to devote EXECUTIVE’s full time, attention and efforts to the business and affairs of EMPLOYER during the term of EXECUTIVE’s employment.  EXECUTIVE hereby confirms that EXECUTIVE is under no contractual commitments inconsistent with EXECUTIVE’s obligations set forth in this Agreement and that, during the term of this Agreement, EXECUTIVE will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would present a conflict of interest or otherwise impair EXECUTIVE’s ability to perform EXECUTIVE’s duties hereunder.  EXECUTIVE also agrees that he will at all times comply with applicable policies of EMPLOYER regarding conflicts of interest, including but not limited to EMPLOYER’s Business Conduct Policy addressing Conflicts of Interest and any other similar policy as may be implemented or amended by EMPLOYER from time to time.

4.             Consideration.

4.01         Base Salary.  As base compensation for all services to be rendered by EXECUTIVE under this Agreement during the Term, EMPLOYER shall pay to EXECUTIVE an annualized salary of $300,000.  EXECUTIVE’s salary shall be paid in accordance with Employer’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.

4.02         Management Incentive Compensation.  During the Term, EXECUTIVE shall be eligible to participate in any Management Incentive Plan (“MIP”), EMPLOYER establishes for any fiscal year, according to the targets and goals, and the terms and conditions EMPLOYER establishes to govern the MIP for that fiscal year.  For the fiscal year 2003 MIP, EXECUTIVE’s potential incentive under the MIP Plan will be targeted at not less than fifty-five percent (55%) of EXECUTIVE’s prorated base salary earned during the remainder of fiscal year 2003.   EXECUTIVE’s participation in the MIP plan for fiscal year 2003 shall be pro rated from EXECUTIVE’s start date and MIP payments are subject to achievement of the performance goals established under the MIP Plan.

4.03         Special Incentive Bonus for Fiscal Year 2003 Performance.  For Fiscal Year 2003 (FY03) only, EXECUTIVE shall be eligible to receive (i) a Special Incentive Bonus of $30,000 if SSB achieves or exceeds third quarter FY03 results of Operating Income of $2.9 Million and Net Sales of $35 Million; and (ii) a separate Special Incentive Bonus of $30,000 if SSB achieves or exceeds fourth quarter FY03 results of Operating Income of $6.5 Million and Net Sales of $42 Million.

4.04         Employment Hiring Bonus.  In consideration for EXECUTIVE entering into this Agreement, EXECUTIVE will be paid the sum of $115,000 as an employment hiring bonus.  Such payment will be made as soon as administratively feasible following commencement of the Term of this Agreement.

4.05         Participation in Benefits.  During the term of EXECUTIVE’s employment by EMPLOYER, EXECUTIVE shall be entitled to participate in the employee benefits offered generally by EMPLOYER to its employees, to the extent that EXECUTIVE’s position, tenure, salary, health, and other qualifications make EXECUTIVE eligible to participate.  EXECUTIVE’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time.  EMPLOYER does not guarantee the adoption or continuance of any particular employee benefit during EXECUTIVE’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of EMPLOYER, to amend, modify or terminate any of its benefits during the term of EXECUTIVE’s employment.

                4.06         Stock Options.

(i)            In consideration for EXECUTIVE’s entering into this Agreement, and in consideration for EXECUTIVE’s willingness to be bound by the provisions of Section 7 of this Agreement, ADC shall grant to EXECUTIVE an option to purchase up to two hundred fifty thousand (250,000) shares of ADC’s common stock, in accordance with the terms of the ADC Telecommunications, Inc. Global Stock Incentive Plan, (“Global Stock Plan”), and a stock option agreement to be entered into by EXECUTIVE.   Such option shall be granted effective May 30, 2003 and the exercise price shall be based on the fair market value as of the date of the grant in accordance with the Global Stock Plan and ADC’s practices.  Further, such option shall be a nonqualified stock option subject to vesting and other terms and conditions set forth in the Global Stock Plan and stock option agreement.

(ii)           EXECUTIVE will also be eligible to participate in Employer’s Global Stock Plan.  Any options awarded under this Section 4.06 will be subject to the sole discretion of the Compensation Committee and made in accordance with the terms of Employer’s Global Stock Plan, as the same may be amended from time to time, and pursuant to a stock option agreement to be entered into by EXECUTIVE.

4.07         Expenses.  In accordance with Employer’s normal policies for expense reimbursement, EMPLOYER will reimburse EXECUTIVE for all reasonable and necessary expenses incurred by EXECUTIVE in the performance of EXECUTIVE’s duties as an employee of EMPLOYER, subject to the terms and conditions of Employer’s policies and procedures regarding reimbursement of travel and other expenses.

4.08         Executive Perquisites.  EXECUTIVE will be eligible to receive any Executive perquisites that EMPLOYER may from time to time deem are appropriate and administratively feasible to provide to EMPLOYER Executives who are similar in position, title and duties to EXECUTIVE.  At present, the monetary perquisite for which EXECUTIVE is eligible is the annual sum of $10,000, which presently is paid periodically in conjunction with ordinary payroll practices.

5.   Employment Policies and Requirements.

5.01         Confidential Information/Intellectual Property; Other Employment Policies.  As a condition precedent to EMPLOYER’S hiring of EXECUTIVE and EMPLOYER’S performance of its obligations hereunder, EXECUTIVE shall execute and deliver to EMPLOYER the Employee Invention, Copyright and Trade Secret Agreement in the form attached hereto as Exhibit A (the “Employee Invention Agreement”).

5.02         Other Employments Policies.  EXECUTIVE shall comply with all of the applicable policies generally in effect for employees of EMPLOYER or any applicable EMPLOYER Affiliate for which EXECUTIVE performs services, including without limitation, Employer’s Code of Business Conduct and related policies, as the same may be amended from time to time.

5.03         Securities Law Compliance.  EXECUTIVE acknowledges that as an employee of ADC, he will be subject to certain restrictions on trading in the securities of ADC, including without, limitation restrictions under EMPLOYER’S Policy on Trading in ADC Securities and restrictions under applicable securities laws.   EXECUTIVE also acknowledges that he may be deemed to be an Executive officer within the meaning of U.S. Federal Securities Law.  In such case, EMPLOYER and EXECUTIVE will be subject to additional disclosure obligations and restrictions on certain activities with respect to EXECUTIVE’s compensation and transactions in ADC securities.

6.                                       Termination.

6.01         Termination Due to Executive’s Death or Total Disability.  EXECUTIVE’s employment pursuant to this Agreement shall terminate automatically prior to the expiration of the Term in the event of EXECUTIVE’s death or EXECUTIVE’s total disability which results in EXECUTIVE’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, provided EXECUTIVE has exhausted Executive’s entitlement to any applicable leave.

6.02         Termination by EMPLOYER for Cause.  EXECUTIVE’s employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event EMPLOYER shall determine, in its sole discretion, that there is “cause” to terminate EXECUTIVE’s employment, which shall include any of the following:

(i)          EXECUTIVE’s breach of any contractual obligation to EMPLOYER or any EMPLOYER Affiliate under the terms of this Agreement, the Employee

Invention Agreement or any other agreement between EXECUTIVE and EMPLOYER or any EMPLOYER Affiliate, or of any fiduciary duty to EMPLOYER or any EMPLOYER Affiliate;

(ii)         EXECUTIVE’s conviction of any crime involving moral turpitude or any felony;

(iii)        EXECUTIVE’s failure to carry out any reasonable directive of EMPLOYER or any EMPLOYER Affiliate;

(iv)        EXECUTIVE’s embezzlement of funds of EMPLOYER or any EMPLOYER Affiliate;

(v)         Any failure by EXECUTIVE to comply with Employer’s Code of Business Conduct or policies, or, as applicable, any EMPLOYER Affiliate; or

(vi)        The willful and continued failure by EXECUTIVE to perform his duties or gross and willful misconduct including, but not limited to, wrongful appropriation of funds; or

(vii)       A demonstrated lack of commitment of EXECUTIVE to EMPLOYER, or conduct by EXECUTIVE which is detrimental to EMPLOYER; provided that, EXECUTIVE shall have thirty (30) days to cure any such lack of commitment or detrimental conduct after EMPLOYER provides EXECUTIVE written notice of the actions or omissions constituting the lack of commitment or detrimental conduct.

6.03  Involuntary Termination by EMPLOYER without Cause.  EMPLOYER may terminate EXECUTIVE’s employment at any time prior to the expiration of the Term for any reason, and without notice.  If EMPLOYER terminates this Agreement without cause as defined in section 6.02 prior to the expiration of the Term, then EXECUTIVE shall be entitled to receive a lump sum payment of $300,000, provided that EXECUTIVE signs a general waiver and release of claims in a form acceptable to ADC.

                6.04         Termination by Executive’s Written Notice before Expiration of Term.  EXECUTIVE may terminate this Agreement at any time during the Term by giving 60 days written notice thereof to Employer’s Chief Executive Officer.  If EXECUTIVE terminates this agreement, EXECUTIVE shall not be entitled to any further payments under this Agreement except as have been earned or are owing to EXECUTIVE under the terms of this Agreement as of the date of EXECUTIVE’s termination under this section 6.04.  Upon notice of such termination by EXECUTIVE, EMPLOYER may at its option elect to have EXECUTIVE cease to provide services immediately and without any further obligation to Pay EXECUTIVE any compensation not owed as of the effective date of EXECUTIVE’s termination.

6.05         Effect of Termination.  For avoidance of doubt, if the termination of EXECUTIVE’s employment occurs sooner than the end of the Term specified in Section 2, the “Term,” as used herein, shall end on the date of such termination of employment.  Notwithstanding any termination of EXECUTIVE’s employment with EMPLOYER, EXECUTIVE, in consideration of EXECUTIVE’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of

EXECUTIVE’s employment, including, but not limited to, the covenants contained in Section 7 hereof and the Employee Invention Agreement.

In the event that EXECUTIVE’s employment terminates due to EXECUTIVE’s death or total disability, or EMPLOYER terminates EXECUTIVE’s employment in accordance with Section 6.02, above, EXECUTIVE shall not be entitled to receive any further compensation under the provisions of this Agreement after the date of such termination, subject to applicable law.

Notwithstanding any other provision in this Agreement, should EXECUTIVE’s employment be terminated for any reason, EXECUTIVE will not earn and will have no right to receive any compensation except as expressly provided in this Agreement or in the terms and conditions of an EMPLOYER compensation plan or program referenced herein.

6.06         Surrender of Records and Property.  Upon termination of EXECUTIVE’s employment with EMPLOYER, EXECUTIVE shall deliver promptly to EMPLOYER all EMPLOYER property, including net access cards, and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of EMPLOYER or any EMPLOYER Affiliate or which relate in any way to the business, products, practices or techniques of EMPLOYER or any EMPLOYER Affiliate, and all other property, trade secrets and confidential information of EMPLOYER or any EMPLOYER Affiliate, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or confidential information of EMPLOYER or any EMPLOYER Affiliate which in any of these cases are in EXECUTIVE’s possession or under EXECUTIVE’s control.

7.             Noncompetition.

7.01         Agreement Not to Compete.  In consideration of the above-described financial and other benefits EXECUTIVE will receive as a result of the Business Agreement, and in consideration of Employer’s hiring of EXECUTIVE and EXECUTIVE’s employment hereunder, EXECUTIVE agrees that, during the “Restricted Period” (as hereinafter defined), EXECUTIVE shall not, directly or indirectly, engage in any “Competing Business Activity” (as hereinafter defined), in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise).  As used in this Agreement, “Restricted Period” shall mean the period beginning on the date EXECUTIVE commences employment under this agreement and continuing for one (1) year following EXECUTIVE’s employment termination date, regardless of reason for termination.  As used in this Agreement, “Competing Business Activity” shall mean any business activities that are competitive with the business conducted by EMPLOYER in which EXECUTIVE participated or, as applicable, the EMPLOYER Affiliate(s) for which EXECUTIVE performed services, at or prior to the date of the termination of EXECUTIVE’s employment with such entities. [***]

[***]                   Confidential material has been omitted.  The confidential portions that have been omitted have been filed separately with the Securities and Exchange Commission.

7.02         Geographical Extent of Covenant.  The obligations of EXECUTIVE under this Section 7 shall apply to all markets, domestic or foreign, in which: (a) EMPLOYER or, as applicable, the EMPLOYER Affiliate(s) for which EXECUTIVE performed services, operates during the term of the Restricted Period; and (b) EMPLOYER or, as applicable, the EMPLOYER Affiliate(s) for which EXECUTIVE performed services, have plans to enter at the time of the termination of EXECUTIVE’s employment with EMPLOYER or, as applicable, any EMPLOYER Affiliate.

7.03         Limitation on Covenant.  Ownership by EXECUTIVE, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

7.04         Nonsolicitation; Non-hire and Noninterference.  During the Restricted Period, EXECUTIVE shall not (a) induce or attempt to induce any employee of EMPLOYER or any EMPLOYER Affiliate to leave the employ of EMPLOYER or such EMPLOYER Affiliate, or in any way interfere adversely with the relationship between any such employee and EMPLOYER or such EMPLOYER Affiliate; (b) induce or attempt to induce any employee of EMPLOYER or any EMPLOYER Affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of EMPLOYER or any EMPLOYER Affiliate to any third person, firm or corporation; (c) employ, or otherwise pay for services rendered by, any employee of EMPLOYER or any EMPLOYER Affiliate in any business enterprise with which EXECUTIVE may be associated, connected or affiliated; or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of EMPLOYER or any EMPLOYER Affiliate to cease doing business with EMPLOYER or such EMPLOYER Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and EMPLOYER or such EMPLOYER Affiliate.

7.05         Indirect Competition or Solicitation.  EXECUTIVE agrees that, during the Restricted Period, EXECUTIVE will not, directly or indirectly, assist, solicit or encourage any employee of EMPLOYER or EMPLOYER Affiliate, or any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 7 if such activity were carried out by EXECUTIVE, either directly or indirectly.

7.06         Notification of Employment.  If at any time during the Restricted Period EXECUTIVE accepts new employment or becomes affiliated with a third party, EXECUTIVE shall immediately notify EMPLOYER of the identity and business of the new Employer or affiliation.  Without limiting the foregoing, EXECUTIVE’s obligation to give notice under this Section 7.06 shall apply to any business ventures in which EXECUTIVE proposes to engage, even if not with a third-party Employer (such as, without limitation, a joint venture, partnership or sole proprietorship).  EXECUTIVE hereby consents to Employer’s notification to any such new Employer or business venture of the terms of this Agreement.

8.             Exhibit B.  The Provisions of the attached Exhibit B are incorporated herein by this reference and made a part of this Agreement.

9.             Miscellaneous.

9.01         Governing Law and Venue Selection.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles thereof, of any of the United States of America, or of any other country, province or city.  The parties agree that any litigation in any way relating to this Agreement or to EXECUTIVE’s employment by EMPLOYER, including but not limited to the termination of this Agreement or EXECUTIVE’s employment, will be venued in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota.  EXECUTIVE and EMPLOYER hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

9.02         Prior Agreements.  This Agreement (including other agreements specifically mentioned in this Agreement) contains the entire agreement of the parties relating to the employment of EXECUTIVE by EMPLOYER and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

9.03         Withholding Taxes.  EMPLOYER or any EMPLOYER Affiliate, as applicable, may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes (“Taxes”) arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to EXECUTIVE’s employment with EMPLOYER or any EMPLOYER Affiliate, are withheld or collected from EXECUTIVE.  In connection with the foregoing, EXECUTIVE agrees to notify EMPLOYER promptly upon entering into any contract, agreement or understanding relating to EXECUTIVE’s employment with EMPLOYER or any EMPLOYER Affiliate (other than this Agreement and those agreements expressly provided for herein) and also to notify EMPLOYER promptly of any payments or benefits paid or otherwise made available pursuant to any such agreements.

9.04         Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by EXECUTIVE and EMPLOYER.

9.05         No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

9.06         Assignment.  This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that EMPLOYER may, without the consent of EXECUTIVE, assign its rights and obligations under this Agreement to any EMPLOYER Affiliate or to any corporation, firm or other business entity with or into which EMPLOYER may merge or consolidate, or to which EMPLOYER may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, EMPLOYER.  After any such assignment by EMPLOYER, EMPLOYER shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be EMPLOYER for the purposes of all provisions of this Agreement including this Section 9.06.  [***]

9.07         Injunctive Relief.  EXECUTIVE acknowledges and agrees that the services to be rendered by EXECUTIVE hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 5, 6.06 or 7 hereof or of the Employee Invention Agreement would be highly injurious to EMPLOYER and/or to any EMPLOYER Affiliate and that it would be extremely difficult to compensate EMPLOYER and/or any EMPLOYER Affiliate fully for damages for any such violation.  Accordingly, EXECUTIVE specifically agrees that EMPLOYER or any EMPLOYER Affiliate, as the case may be, shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 5, 6.06 and 7 hereof, and the Employee Invention Agreement and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond.  This provision with respect to injunctive relief shall not, however, diminish the right of EMPLOYER or any EMPLOYER Affiliate to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

9.08         Severability.  To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  In furtherance of and not in limitation of the foregoing, EXECUTIVE expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered.  EXECUTIVE acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

[***]              Confidential material has been omitted.  The confidential portions that have been omitted have been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

EMPLOYER

By	/s/ Laura N. Owen
Name:	Laura N. Owen
Title:	Vice President, Human Resources

EXECUTIVE

/s/Dilip Singh	5/5/03
NAME	(Dilip Singh)

EXHIBIT A

PROPRIETARY INFORMATION, INVENTION and CONFIDENTIALITY AGREEMENT

In consideration of my employment by ADC Telecommunications, Inc. (hereafter referred to as “the Company”), and the compensation received by me from the Company from time to time, I hereby agree to the following terms of this Proprietary Information, Invention and Confidentiality Agreement (hereafter referred to as “Agreement”):

1.               Definitions:

a.               As used in this Agreement, “ADC Telecommunications, Inc.” and “Company” refer to ADC Telecommunications, Inc. and each of its subsidiaries.  I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for ADC Telecommunications, Inc. or any subsidiary or affiliated company of ADC Telecommunications, Inc.  Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time from one subsidiary or affiliate of the Company to another.

b.              I understand that the Company possesses and will possess Proprietary Information, which is important to its business.  For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business.  “Proprietary Information” includes, but is not limited to, software programs, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Company employees, and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.  I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

c.               I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business.  For purposes of this Agreement, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.  “Company Documents and Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

2.               Confidentiality and Assignment.  All Proprietary Information, including but not limited to all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connections therewith shall be the sole property of the Company.  I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.  At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it (or any information of a third party if disclosed to the Company by such third party in confidence), without the prior written consent of an officer of the Company, except as my be necessary in the ordinary course of performing my duties to the Company.

3.               Written Records and Company Documents.  I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.  All Company Documents and Materials shall be the sole property of the Company.  I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the company, except as I am required to do in connection with performing the duties of my employment.   I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting on (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of the Agreement.

4.               Disclosure of Inventions.  I will promptly disclose in writing to my immediate supervisor, or to such other person designated by the Company, all “Inventions,” which includes, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.  I will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company.  Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to paragraph (5) below) and do not extend the assignment made in paragraph (5) below.

5.               Inventions Property of Company.  I agree that all inventions which I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by applicable law.  Appendix A to this Agreement provides notice and a summary of applicable state laws in the U.S.

This assignment shall not extend to Inventions, the assignment of which is prohibited by applicable law, including but not limited to those summarized in Appendix A.

6.               Other Rights of Company.  The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions that are the sole property of the Company.  I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions.  If in the course of my employment with the Company, I incorporate into a Company product, process or machine a prior Invention owned by me or in which I have interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.

7.               Cooperation.  I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, without charge to the Company but at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this subsection (f), including, without limitation, the perfection of assignment and prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

8.               Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

9.               List of Inventions.  I have attached hereto as Appendix B, a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete.  If no such list is attached to this Agreement, I represent that I have not such Inventions and improvements at the time of signing this Agreement.

10.         Non-Solicitation.  During the term of my employment and for one (1) year thereafter, I will not directly or indirectly (i) encourage, solicit, or attempt to solicit any employee of the Company to leave the Company for any reason or in any interfere adversely with the relationship between any such employee and the Company; (ii) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any person or entity other than the Company; or (iii) employ, or otherwise pay for services rendered by, any employee of the Company in any other business enterprise.  As part of this restriction, I will not interview or provide any input to any third party regarding any such person during the period in question.  However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

11.         Notification.  Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review.  Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions.  I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

12.         No Competition During Employment.  I agree that, during my employment with the Company, I will not provide consulting services to or become an employee of, any other firm or person engaged in a business in any way competitive with the Company, or involved in the design, development, marketing, sale or distribution of any networking or software products, without first informing the Company of the existence of such proposed relationship and obtaining the prior written consent of my manager and the Human Resource Manager responsible for the organization in which I work.

13.         Past Employment or Agreements.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous Employers or others.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.  I further agree to conform to the rules and regulations of the Company.

14.         At will Employment.  (Applicable in the U.S.)  If I am employed in the U.S., and do not otherwise have a signed employment agreement that is in effect with ADC, I agree that I am employed on an “at-will” basis.  This means that I have the right to resign and the Company has the right to terminate my employment at any time for any reason, with or without cause.  This is the complete agreement between the Company and me on this term of my employment.  I further agree that this term can only be modified by the Company President and he or she can only do so in a writing signed and dated by him or her and me.

15.         Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

16.         Consent.  I hereby authorize the Company to notify my new Employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

17.         Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us, including but not limited to any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects. I understand and acknowledge that, except as set forth in this Agreement and in the offer letter from the Company to me (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee or representative of the Company.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President of the Company and me.  I understand and agree that any subsequent change in my duties, salary or compensation will not affect the validity or scope of this Agreement.

18.         Successors.  This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

19.         Governing Law.  Although I may work for ADC Telecommunications, Inc. outside of Minnesota USA, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota to the extent enforceable.

20.         Data Transfer.  I acknowledge and agree that personal data about me, to the extent necessary for the administration and implementation of this Agreement and other aspects of my employment with the Company, must and may be collected, stored, used, processed by or transmitted within ADC and to ADC’s administrative agents.  By my signature below, I hereby consent to the collection, transfer, storage, processing and use of such personal data, for the above-described purposes.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Dilip Singh
Employee Name (Please Print)

/s/ Dilip Singh	5/5/03
Employee Signature	Date

Appendix A

To the extent, if any, the laws of the following U.S. states are determined to apply to the enforcement of this agreement, written notice is hereby given as follows:

• California:

Sections 2870-2872 of the California Labor Code provide that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention that the employee developed entirely on his or her own time without using the Employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                      Relate at the time of conception or reduction to practice of the invention to the Employer’s business, or actual or demonstrably anticipated research or development of the Employer; or

(2)                      Result from any work performed by the employee for the Employer.

• Illinois:

Illinois Statute 765-1060 provides that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention for which no equipment, supplies, facility, or trade secret  information  of the Employer was used and which was developed entirely on the employee’s own time,  unless  (a) the invention relates (i) to the business of the Employer, or (ii) to the Employer’s actual or  demonstrably anticipated research  or  development,  or  (b)  the invention results from any work performed by the employee for the Employer.

• Kansas:

Kansas Statute 44-130 provides that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention for which no equipment, supplies, facility or trade secret information of the Employer was used and which was developed entirely on the employee’s own time, unless:

(1)                      The invention relates directly to the business of the Employer or to the Employer’s actual or demonstrably anticipated research or development; or

(2)                      the invention results from any work performed by the employee for the Employer.

• Minnesota:

Minnesota Statute 181.78 provides that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention for which no equipment, supplies, facility or trade secret information of the Employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the Employer or (b) to the Employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Employer.

• Washington:

Washington Statutes 49.44.140 and 49.44.140 150 provide that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention for which no equipment, supplies, facility, or trade secret information of the Employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the Employer, or (ii) to the Employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the Employer.

Appendix B

1.                                       The following is a complete list of all Inventions or improvements relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

☒	No inventions or improvements.

See below: Any and all inventions regarding:

Additional sheets attached.

2.                                       I propose to bring to my employment the following materials and documents of a former Employer:

☒	No materials or documents.

See below:

/s/Dilip Singh	5/5/03
Employee Signature	Date

Exhibit B to Executive Employment Agreement

Payments in Event of Change of Control

Payments in Event of Change In Control.

B.1              Change In Control of ADC. During the Term, EXECUTIVE will be eligible for coverage under the ADC Telecommunications, Inc. Executive Change In Control Severance Pay Plan, 2002 Restatement, (“ADC Executive CIC Plan”), according to the terms of that policy, as the same may be amended from time to time.  [***].  EMPLOYER does not guarantee the continuance of its ADC Executive CIC Plan during EXECUTIVE’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of EMPLOYER, to amend, modify or terminate its ADC Executive CIC Plan during the term of EXECUTIVE’s employment.

[*** - 4 pages]

[***]              Confidential material has been omitted.  The confidential portions that have been omitted have been filed separately with the Securities and Exchange Commission.

SIGNATURE PAGE FOLLOWS

Initials by parties to Executive Employment Agreement dated May 5, 2003 to which this Exhibit B is made a part of.

/s/Dilip Singh	/s/Laura N. Owen
EXECUTIVE	On behalf of EMPLOYER